Exhibit No. 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Mark A. Roberts
Executive Vice President & CFO
(413) 787-1700

UNITED FINANCIAL BANCORP REPORTS SOLID FINANCIAL RESULTS AND ANNOUNCES 11% INCREASE IN QUARTERLY DIVIDEND TO $0.10 PER SHARE

WEST SPRINGFIELD, MA – July 20, 2012— United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $2.6 million, or $0.17 per diluted share, for the second quarter of 2012 compared to net income of $2.7 million, or $0.18 per diluted share, for the corresponding period in 2011. Excluding acquisition related expenses totaling $592,000, net income would have been $3.2 million, or $0.21 per diluted share, for the second quarter of 2012.

For the six months ended June 30, 2012, the Company’s net income was $5.4 million, or $0.36 per diluted share, compared to net income of $5.1 million, or $0.33 per diluted share, for the same period in 2011. Excluding acquisition related expenses of $592,000, net income would have been $6.0 million, or $0.40 per diluted share, for the first six months of 2012. The Company also announced an 11% increase in its quarterly cash dividend to $0.10 per share, payable on August 30, 2012 to shareholders of record as of August 9, 2012.

Financial Highlights:

➢	Excluding acquisition related expenses totaling $592,000, Q2 2012 net income increased 18% from the same period last year and 11% compared to the first quarter of 2012.

➢	Excluding acquisition related expenses, diluted earnings per share for the second quarter of 2012 increased 17% compared to the same quarter last year and 11% from Q1 2012.

➢

Total loans increased by $40.5 million, or 4%, to $1.162 billion at June 30, 2012 from $1.122 billion at December 31, 2011, primarily due to growth of 6% in commercial mortgages and 10% in commercial business loans.

➢

Credit quality remained solid, as demonstrated by the non-performing loans to total loans ratio of 74 basis points at June 30, 2012 and an annualized net charge-offs to average loans ratio of 11 basis points for the second quarter of 2012.

➢	Core deposits increased by $36.7 million, or 5%, to $844.9 million at June 30, 2012 from $808.2 million at December 31, 2011.

➢

Tangible book value per share increased 2% to $14.12 at June 30, 2012 from $13.90 at December 31, 2012. During the first six months of 2012, the Company repurchased 199,400 shares at an average price of $15.88 per share.

“We are pleased with our performance this quarter, which reflects strong growth in commercial loans and core deposits” commented Richard B. Collins, President and Chief Executive Officer. “We continue to maintain excellent asset quality metrics, which compare favorably to industry averages and those of our peers and a healthy balance sheet with solid capital and liquidity positions. We remain focused on profitable growth and the expansion of our franchise. As a result of our steady performance, we are pleased to reward our shareholders with an 11% increase in our quarterly dividend payment.”

Earnings Summary (Q2 2012 compared to Q2 2011)

Net income decreased $108,000, or 4%, to $2.6 million for the second quarter of 2012 compared to $2.7 million for the same period last year. Excluding the impact of acquisition related expenses of $592,000, net income would have increased by $484,000, or 18%, largely due to a decrease in non-interest expense (excluding acquisition related expenses) and growth in non-interest income. These items were offset in part by a decrease in net interest income and an increase in the provision for loan losses.

•

Net interest income decreased $88,000, or 1%, to $13.3 million for the second quarter of 2012 mainly as a result of contraction in the net interest margin, partially offset by an increase in average interest-earning assets. The net interest margin decreased by 11 basis points to 3.44% for the three months ended June 30, 2012 reflecting the downward re-pricing of certain fixed-rate loans and investments as a result of the lower interest rate environment, offset in part by reduced funding costs. Total average interest-earning assets increased $37.7 million, or 2%, to $1.547 billion for the second quarter of 2012 driven by loan growth of 4%, partially offset by decreases in investment securities and interest-earning cash balances.

•	Provision for loan losses increased by $77,000, or 11%, to $750,000 for the three months ended June 30, 2012 primarily reflecting strong loan growth.

•

Non-interest income increased by $359,000, or 16%, to $2.6 million for the three months ended June 30, 2012. Fee income on deposit accounts increased $156,000, or 11%, driven by higher overdraft fees and growth in ATM and debit card income. Net gains from sales of loans increased

$112,000 due to an increase in sales of 30-year fixed rate loans and improved pricing. Wealth management income increased $75,000, or 35% reflecting higher fee-based assets under management and transaction based commissions.

•

Non-interest expense increased $65,000, or 1%, to $11.5 million in the second quarter of 2012. Excluding acquisition related costs of $592,000, non-interest expense would have declined by $527,000, or 5%. Low income housing tax credit fund expense decreased by $197,000 due to a true-up of prior period expenses. Other expenses decreased $180,000, or 10%, reflecting a lower write-down of mortgage servicing rights and decreases in postage and contribution expenses. Marketing expense fell by $134,000, or 21%, due to reduced newspaper advertising and other promotional activities. Salaries and benefits decreased by $128,000, or 2%, mainly attributable to lower stock-based compensation. These items were partially reduced by a $65,000, or 8%, increase in occupancy expense driven by higher building maintenance costs.

•

Income taxes increased $237,000, or 29%, to $1.1 million for the three months ended June 30, 2012 primarily due to increases in pre-tax income and the effective tax rate (excluding the impact of acquisition related expenses). The Company’s effective tax rate (excluding the impact of acquisition related costs) increased to 25% in the second quarter of 2012 from 24% for the same period last year.

Balance Sheet Activity:

•

Total assets increased $29.9 million, or 2%, to $1.654 billion at June 30, 2012 from $1.624 billion at December 31, 2011 reflecting growth in loans and investment securities offset in part by lower cash balances.

•

Total loans increased $40.5 million, or 4%, to $1.162 billion at June 30, 2012 reflecting growth in the commercial mortgages and commercial and industrial portfolios, partially offset by modest run-off in the residential mortgage and consumer loan portfolios. Commercial mortgage and commercial and industrial loan growth was primarily attributable to business development efforts, competitive products and pricing, and the establishment of a loan production office in Beverly, Massachusetts in 2011. The decrease in residential mortgages was driven by sales of 30-year fixed rate loans and payments, offset to a large extent by originations of 10 and 15-year fixed rate loans.

•	Cash and cash equivalents decreased $19.1 million, or 31%, to $42.4 million at June 30, 2012 mainly driven by the use of excess cash to fund new loans and investment purchases.

•

Total deposits increased $30.6 million, or 2%, to $1.261 billion at June 30, 2012 reflecting growth of $36.7 million, or 5%, in core account balances, partially offset by a decrease of $6.0 million, or 1%, in certificates of deposit. The strong growth in core account balances was driven by the success of sales and marketing initiatives, competitive products and pricing and excellent customer service. Core deposit balances were $844.9 million, or 67% of total deposits at June 30, 2012 compared to $808.2 million, or 66% at December 31, 2011.

Credit Quality:

•

Non-performing assets totaled $11.2 million, or 0.68% of total assets, at June 30, 2012 compared to $10.6 million, or 0.65% of total assets, at December 31, 2011. The $595,000 increase in non-performing assets reflects additions to other real estate owned and non-accrual loans.

•

At June 30, 2012, the ratio of the allowance for loan losses to total loans was 1.01%, an increase of 2 basis points from year-end 2011. Excluding the impact of acquired loans totaling $132.8 million at June 30, 2012 and $165.1 million at December 31, 2011, the ratio of the allowance for loan losses to total loans would have been 1.14% at June 30, 2012 and 1.16% at December 31, 2011. Net charge-offs totaled $781,000 or 0.14% of average loans outstanding for the six months ended June 30, 2012 as compared to net charge-offs of $828,000 or 0.15% of average loans outstanding for the same period in 2011.

Capital and Liquidity:

•	At June 30, 2012, the Company remains well capitalized with a tangible equity-to-tangible assets ratio of 13.33% and an equity-to-assets ratio of 13.80%.

•

At June 30, 2012, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

Additional Information For Stockholders

In connection with the proposed merger transaction, United Financial Bancorp will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of New England Bancshares and a Proxy Statement and Prospectus of United Financial Bancorp, as well as other relevant documents concerning the proposed transaction. Stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the Securities and Exchange Commission (the “SEC”), as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about United Financial Bancorp and New England Bancshares, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from United Financial Bancorp at www.bankatunited.com under the tab “Investor Relations” or from New England Bancshares by accessing New England Bancshares’ website at www.nebankct.com under the tab “Shareholder Info.”

United Financial Bancorp and New England Bancshares and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of New England Bancshares in connection with the proposed merger. Information about the directors and executive officers of United Financial Bancorp is set forth in the proxy statement for United Financial Bancorp’s 2012 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on March 14, 2012. Information about the directors and executive officers of New England Bancshares is set forth in the proxy statement for New England Bancshares’ 2011 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on July 1, 2011. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts and six branches in the Worcester region of Central Massachusetts. The bank also operates a loan production office located in Beverly, Massachusetts and has announced the opening of a loan production office to be located in Northern Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products. For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in thousands, except per share amounts)

Assets	June 30, 2012	December 31, 2011	June 30, 2011
	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents	$42,407	$61,518	$39,452
Investment securities	343,318	337,710	361,750
Loans held for sale	835	53	342

Loans:
Residential mortgages	311,270	314,839	314,255
Commercial mortgages	476,447	450,180	437,378
Construction loans	30,011	30,271	28,903
Commercial loans	193,430	176,086	167,884
Home equity loans	137,658	135,518	138,023
Consumer loans	13,540	14,985	16,864

Total loans	1,162,356	1,121,879	1,103,307

Net deferred loan costs and fees	2,284	2,194	2,051
Allowance for loan losses	(11,751)	(11,132)	(10,640)

Loans, net	1,152,889	1,112,941	1,094,718

Federal Home Loan Bank of Boston stock, at cost	14,454	15,365	15,365
Other real estate owned	2,397	2,054	2,858
Deferred tax asset, net	14,221	14,006	11,675
Premises and equipment, net	17,638	16,438	16,257
Bank-owned life insurance	41,469	40,688	39,832
Goodwill	8,192	8,192	8,192
Other intangible assets	741	752	987
Other assets	15,065	14,035	18,225

Total assets	$1,653,626	$1,623,752	$1,609,653

Liabilities and Stockholders’ Equity

Deposits:
Demand	$228,495	$205,902	$195,925
NOW	62,064	52,899	42,390
Savings	261,586	247,664	238,335
Money market	292,763	301,770	273,115
Certificates of deposit	415,705	421,740	439,505

Total deposits	1,260,613	1,229,975	1,189,270

Short-term borrowings	17,772	17,260	16,702
Long-term debt	125,025	126,857	154,773
Subordinated debentures	5,585	5,539	5,494
Escrow funds held for borrowers	1,804	2,103	1,893
Capitalized lease obligations	4,794	4,874	4,943
Accrued expenses and other liabilities	9,904	9,783	8,813

Total liabilities	1,425,497	1,396,391	1,381,888

Stockholders’ Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares; none issued	—	—	—
Common stock, par value $0.01 per share; authorized 100,000,000 shares; shares issued: 18,706,933 at June 30, 2012, December 31, 2011 and June 30, 2011	187	187	187
Additional paid-in capital	183,077	182,433	181,654
Retained earnings	91,836	89,019	85,618
Unearned compensation	(9,695)	(10,047)	(10,405)
Accumulated other comprehensive income, net of taxes	6,775	6,752	5,839
Treasury stock, at cost (3,186,409 shares at June 30, 2012, 2,994,036 shares at December 31, 2011 and 2,607,458 shares at June 30, 2011)	(44,051)	(40,983)	(35,128)

Total stockholders’ equity	228,129	227,361	227,765

Total liabilities and stockholders’ equity	$1,653,626	$1,623,752	$1,609,653

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED INCOME STATEMENTS

(Dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Interest and dividend income:
Loans	$14,181	$14,703	$28,256	$29,190
Investments	2,767	3,387	5,622	6,578
Other interest-earning assets	51	38	92	78

Total interest and dividend income	16,999	18,128	33,970	35,846

Interest expense:
Deposits	2,598	3,194	5,351	6,491
Borrowings	1,107	1,552	2,225	3,182

Total interest expense	3,705	4,746	7,576	9,673

Net interest income before provision for loan losses	13,294	13,382	26,394	26,173
Provision for loan losses	750	673	1,400	1,481

Net interest income after provision for loan losses	12,544	12,709	24,994	24,692

Non-interest income:
Fee income on depositors’ accounts	1,529	1,373	2,937	2,665
Wealth management income	289	214	516	454
Income from bank-owned life insurance	436	393	876	724
Net gain on sales of loans	162	50	270	73
Net gain on sales of securities	—	—	—	1
Impairment charges on securities	—	(59)	—	(59)
Other income	154	240	544	502

Total non-interest income	2,570	2,211	5,143	4,360

Non-interest expense:
Salaries and benefits	6,286	6,414	12,728	12,683
Occupancy expenses	870	805	1,744	1,649
Marketing expenses	501	635	941	1,082
Data processing expenses	1,011	984	2,031	1,972
Professional fees	404	407	910	1,068
Acquisition related expenses	592	—	592	—
FDIC insurance assessments	267	244	536	574
Low income housing tax credit fund	—	197	243	395
Other expenses	1,537	1,717	3,018	2,920

Total non-interest expense	11,468	11,403	22,743	22,343

Income before income taxes	3,646	3,517	7,394	6,709
Income tax expense	1,064	827	1,963	1,590

Net income	$2,582	$2,690	$5,431	$5,119

Earnings per share:
Basic	$0.18	$0.18	$0.37	$0.34
Diluted	$0.17	$0.18	$0.36	$0.33

Weighted average shares outstanding:
Basic	14,543	15,028	14,607	15,022
Diluted	14,788	15,309	14,887	15,285

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY

SELECTED DATA AND RATIOS (unaudited)

(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended
	Jun. 30 2012		Mar. 31 2012		Dec. 31 2011		Sep. 30 2011		Jun. 30 2011
Operating Results:
Net interest income	$13,294		$13,100		$13,241		$13,399		$13,382
Loan loss provision	750		650		1,011		750		673
Non-interest income	2,570		2,573		2,570		2,423		2,211
Non-interest expense	11,468	(1)	11,275		10,718		11,001		11,403
Net income	2,582		2,849		2,980		3,085		2,690

Performance Ratios (annualized):
Return on average assets	0.62	%(2)	0.70%		0.74%		0.77%		0.67%
Return on average equity	4.53	%(2)	5.00%		5.24%		5.41%		4.76%
Net interest margin	3.44%		3.43%		3.51%		3.56%		3.55%
Non-interest income to average total assets	0.62%		0.63%		0.64%		0.60%		0.55%
Non-interest expense to average total assets	2.78	%(3)	2.77%		2.66%		2.74%		2.85%
Efficiency ratio (4)	73.04	%(3)	72.44%		68.41%		69.61%		73.09%

Per Share Data:
Diluted earnings per share	$0.17		$0.19		$0.20		$0.20		$0.18
Book value per share	$14.70		$14.57		$14.47		$14.36		$14.15
Tangible book value per share	$14.12	(5)	$14.00	(5)	$13.90	(5)	$13.79	(5)	$13.58	(5)
Market price at period end	$14.38		$15.82		$16.09		$13.69		$15.43

Risk Profile
Equity as a percentage of assets	13.80%		13.69%		14.00%		14.11%		14.15%
Tangible equity as a percentage of tangible assets	13.33	%(5)	13.22	%(5)	13.53	%(5)	13.63	%(5)	13.66	%(5)
Net charge-offs to average loans outstanding (annualized)	0.11%		0.16%		0.22%		0.23%		0.18%
Non-performing assets as a percent of total assets	0.68%		0.70%		0.65%		0.85%		0.77%
Non-performing loans as a percent of total loans	0.74%		0.79%		0.75%		1.00%		0.86%
Allowance for loan losses as a percent of total loans	1.01	%(6)	0.99	%(6)	0.99	%(6)	0.96	%(6)	0.96	%(6)
Allowance for loan losses as a percent of non-performing loans	136.43%		125.65%		131.68%		96.22%		112.01%

Average Balances
Loans	$1,151,141		$1,133,543		$1,119,511		$1,113,672		$1,103,305
Securities	340,086		338,405		346,939		358,929		356,479
Total interest-earning assets	1,547,132		1,526,015		1,509,079		1,503,940		1,509,438
Total assets	1,652,997		1,628,071		1,611,447		1,605,844		1,602,767
Deposits	1,256,780		1,231,285		1,211,957		1,186,530		1,179,166
FHLBB advances	103,632		105,302		111,762		132,544		138,215
Stockholders’ Equity	227,855		227,854		227,678		228,278		226,279

Average Yields/Rates (annualized)
Loans	4.93%		4.97%		5.18%		5.22%		5.33%
Securities	3.25%		3.37%		3.34%		3.62%		3.80%
Total interest-earning assets	4.39%		4.45%		4.62%		4.73%		4.80%

Savings accounts	0.51%		0.58%		0.69%		0.71%		0.76%
Money market/NOW accounts	0.45%		0.55%		0.62%		0.64%		0.70%
Certificates of deposit	1.78%		1.82%		1.88%		1.91%		1.99%
FHLBB advances	3.16%		3.12%		3.17%		3.26%		3.60%
Total interest-bearing liabilities	1.24%		1.31%		1.43%		1.50%		1.61%

(1)	Includes acquisition related expenses totaling $592,000 for the quarter ended June 30, 2012.
(2)	Exclusive of acquisition related expenses totaling $592,000 for the quarter ended June 30, 2012, the return on average assets would have been 0.77% and the return on average equity would have been 5.57%.
(3)	Excluding acquisition related expenses totaling $592,000 for the quarter ended June 30, 2012, non-interest expense to average total assets would have been 2.63% and the efficiency ratio would have been 69.27%.
(4)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(5)	Excludes the impact of goodwill and other intangible assets of $8.9 million at June 30, 2012, March 31, 2012 and December 31, 2011, $9.0 million at September 30, 2011 and $9.2 million at June 30, 2011.
(6)	Excluding acquired loans of $126.4 million, $136.4 million, $146.0 million, $156.2 million and $168.6 million, and loans purchased from other financial institutions of $6.4 million, $18.3 million, $19.1 million, $19.3 million and $20.8 million at June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011 and June 30, 2011, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.14%, 1.15%,1.16%, 1.14% and 1.16% for the quarters ended June 30, 2012, March 31, 2012, December 31, 2011, September 30, 2011 and June 30, 2011, respectively.